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                                                                                               Exhibit 12.01
                                SOUTH CAROLINA ELECTRIC & GAS COMPANY
                                 COMPUTATION OF RATIO OF EARNINGS TO
                        FIXED CHARGES For the Twelve Months Ended June 30, 2003
                        and Each of the Five Years Ended December 31
                                      (Millions of Dollars)

                                12 Months
                                  Ended
                                 June 30,                              Year Ended December 31,
                                 --------
                                              ---------------------------------------------------------------------------

                                   2003           2002            2001           2000           1999           1998
                                   ----           ----            ----           ----           ----           ----

Fixed Charges as defined:
Interest expense                  $131.6         $125.7          $115.8         $106.4         $103.0          $98.8
Amortization of debt premium,
  discount and expense (net)          3.3             3.0            2.8             2.6            2.5           2.3
Interest component on rentals         2.8             2.7            1.8             1.1            0.8           0.9
Preferred security dividend
  requirements                        3.6             3.8            3.8             3.8            3.8           3.8
                               -----  ---     ------  ---    -----   ---     ------  ---    ------  ---    -----  ---

Total Fixed Charges (A)           $141.3         $135.2          $124.2         $113.9         $110.1         $105.8
                                  ======         ======          ======         ======         ======         ======

Earnings, as defined:
Pre-tax income from continuing
  operations                      $332.2         $337.2          $349.0         $372.7         $302.7         $363.1
Total fixed charges above          141.3           135.2          124.2           113.9          110.1          105.8
Preferred security dividend
  requirements from above          (3.6)           (3.8)          (3.8)           (3.8)          (3.8)          (3.8)
                               ----- -----    ------ -----   -----  -----    ------ -----   ------ -----   ------ -----

Total Earnings (B)                $469.9         $468.6          $469.4         $482.8         $409.0         $465.1
                                  ======         ======          ======         ======         ======         ======

Ratio of Earnings to Fixed
  Charges (B/A)                    3.33            3.47           3.78            4.24           3.71           4.40
                               ====  ====     =====  ====    =====  ====     =====  ====    =====  ====    =====  ====


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